Exhibit 99.2
Abercrombie & Fitch
September 2007 Sales Release
Call Script
This is Tom Lennox, Vice President of Corporate Communications of Abercrombie & Fitch. The following is a summary of our sales results for the fiscal month ended October 6, 2007.
Before I begin, I remind you that any forward-looking statements I may make are subject to the Safe Harbor Statement found in our SEC filings.
Net sales for the five-week period ended October 6, 2007, were $297.4 million compared to $295.3 million for the five-week period ended September 30, 2006. Total Company direct-to-consumer net sales increased to $22.1 million for the five-week period ended October 6, 2007, a 42% increase over sales for the five-week period ended September 30, 2006. September comparable store sales decreased 4% for the five-week period ended October 6, 2007, compared to the five-week period ended October 7, 2006.
By brand, Abercrombie & Fitch comparable store sales were flat to last year. Men’s comps increased by a mid single digit; women’s comps decreased by a mid-single digit. Transactions per store decreased 9%; average transaction value increased 4%. Transaction metrics compare the five-week period ended October 6, 2007 to the five-week period ended September 30, 2006.
In the kids business, abercrombie, comparable store sales decreased 5%. Boys comps decreased by a high single digit; girls comps decreased by a low single digit. Transactions per store decreased 13%; average transaction value decreased 3%.
Hollister comparable store sales decreased 7%. Dudes comps were flat to last year; Bettys comps decreased by a low double digit. Transactions per store decreased 12%; average transaction value declined 7%.
RUEHL comparable store sales decreased 11%. Men’s and women’s comps declined by a similar amount. Transactions per store decreased 8%; average transaction value decreased 16%.
By region, comps were generally consistent across the business with the North East performing best.
We will announce October sales on Thursday, November 8, 2007. Thank You.

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